Roger C. Steininger, Ph.D., CPG
Consulting Geologist
Reno, Nevada 89509
USA
Telephone: 775-7775
Fax: 775-323-1134
Email: audoctor@aol.com

CERTIFICATE OF AUTHOR

I, Roger C. Steininger, CPG, do hereby certify that:

  I am a self employed Consulting Geologist doing business as: Roger C. Steininger, Ph.D. Consulting Geologist 3401 San Mateo Avenue Reno, Nevada 89509 USA

  I graduated from Western Michigan University with a Bachelor of Science Degree in Geology in 1964.

  I graduated from Brigham Young University with a Masters of Science Degree in Geology in 1966.

  I graduated from Colorado State University with a Ph.D. in Earth Resources (Geology option) in 1986.

  I am a Certified Professional Geologist with the American Institute of Professional Geologists, Certification Number 7417. In addition, I am a Member of the Society for Mining, Metallurgy, and Exploration (SME) and a Fellow of the Society of Economic Geologists (SEG).

  I have practiced my profession as a geologist continuously since graduation from Brigham Young University for a total of 42 years.

  I have read the definition of "Qualified Person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, registration as a Certified Professional Geologist, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "Qualified Person" for the purposes of NI 43-101.

  I am responsible for contributing to the preparation of the technical report entitled "Preliminary Assessment of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, dated September 2, 2008, and prepared for Gryphon Gold Corporation, (the "Preliminary Assessment"). I helped prepare the sections dealing with the property and deposit geology, exploration, drilling and sampling of existing heaps and dumps, sampling, interpretation and conclusions, and recommendations relating to the Borealis Gold property, which are outlined in Sections 1 to 15, 16.2, 16.7 and 17 to 21 of the Preliminary Assessment. I have visited the Borealis property on numerous occasions. My last personal inspection of the property was on April 21, 2008 for a period of three days. I personally supervised Steve Wolff’s work on Chapter 17.

  My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold, assisting with understanding the geology, planning exploration, and directing the drilling programs. This involvement has been from October 2003 through the present.

  As of the date of this certificate, to the best of my knowledge, information and belief, the Preliminary Assessment contains all scientific and technical information that is required to be disclosed to make the Preliminary Assessment not misleading.

  I am NOT independent of the issuer applying all of the tests of Section 1.4 of NI 43-101.

  I have read NI 43-101 and Form 43-101F1, and the Preliminary Assessment has been prepared in compliance with that instrument and that form.

  I consent to the filing of the Preliminary Assessment with stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Preliminary Assessment.

Dated this 2nd day of September, 2008

/s/ Roger C. Steininger
______________________________
Roger C. Steininger PhD
AIPG CPG #7417